Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of this 15th day of February 2008, among Zealous Trading Group, Inc. (fka Atlantic Syndication Network, Inc.), a Nevada corporation (“ZTG”), ASNI II, Inc., a Delaware corporation and wholly-owned subsidiary of ZTG (“ASNI II”) and Zealous Holdings, Inc., a Delaware corporation (“ZH”).

WHEREAS, on July 16, 2007, ZTG, ASNI II and ZH entered into that certain Agreement and Plan of Merger (“Merger Agreement”);

WHEREAS, the Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, ZH will merge with and into ASNI-II, with ASNI-II as the surviving corporation of the merger (the “Merger”). As a result of the Merger, ZH will become a wholly-owned subsidiary of ZTG, through which its operations will be conducted.

WHEREAS, the Merger Agreement defines “Amendment” in part as follows:

“shall mean an amendment to the Articles of Incorporation of the Parent which shall provide for … (ii) the increase of authorized shares of Parent Common Stock from 50,000,000 to 100,000,000 shares, (iii) the increase of authorized shares of Parent Common Stock from 500,000 to 1,000,000 shares…”

WHEREAS, pursuant to section 7.1(b) of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the closing of the Merger if the closing has not consummated on or before March 1, 2008, which date may be extended by written agreement of ZTG and ZH;

NOW THEREFORE, the parties agree to modify the Agreement as follows:

1.           The terms of the Merger Agreement and any ancillary documents in connection with the Merger Agreement are incorporated herein by this reference.  All capitalized terms shall have the mean as in the Merger Agreement.

2.           “AMENDMENT” as defined in Article VIII is hereby amended that subsection (ii) and (iii) are deleted and replaced with as follows:

“(ii) the increase of authorized shares of Parent Common Stock from 50,000,000 to 1,500,000,000 shares, (iii) the authorization of 10,000,000 shares of blank check preferred stock of Parent.”

3.           Article VII, Section 7.1(b) of the Merger Agreement, is hereby amended in part such that the language “March 1, 2008” is deleted in its entirety and replaced with “April 30, 2008 or such other date as mutually agreed by the respective board of directors.”

4.           Except as amended by this Amendment to the Merger Agreement, all terms and conditions of the Merger Agreement remain in full force and effect.

This Amendment to Agreement and Plan of Merger is dated this 15th day of February, 2008.

ZEALOUS TRADING GROUP, INC.

By: /s/ MILTON AULT, III
Milton “Todd” Ault, III
Chief Executive Officer and President

ZEALOUS HOLDINGS, INC.

/s/ SOTHI THILLAIRIAJAH
By: Sothi Thillairajah
Chief Operating Officer

ASNI II, INC.

/s/ KENT G. WYATT, SR.
By: Kent G. Wyatt, Sr.
President

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